Exhibit 10.4
AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Amendment to the Employment Agreement (“Agreement”) between Harris Interactive Inc., a Delaware corporation (“Company”), and Frank J. Connolly, Jr. (“Executive”), dated as of January 1, 2005, is effective as of April 28, 2006.
     WHEREAS, the Company and the Executive entered into the Agreement and reserved the right to modify the Agreement in accordance with Section 6.6 of the Agreement; and
     WHEREAS, the interpretive guidance promulgated by the Treasury Department pursuant to Section 409A of the Internal Revenue Code proposes to classify certain severance arrangements as being non-qualified deferred compensation plans subject to the provisions of Section 409A; and
     WHEREAS, the Executive’s employment with the Company will be terminated by the Company without Cause (as defined in the Agreement) effective on April 30, 2006; and
     WHEREAS, certain amounts payable pursuant to Section 4.6 of the Agreement will be deferred to satisfy the requirements of Section 409A(a)(2)(B)(i) for purposes of operating the Agreement in good faith compliance with Section 409A (even though the parties have not determined that such payments constitute a “nonqualified deferred compensation plan” pursuant to Section 409A); and
     WHEREAS, the parties wish to amend the Agreement to memorialize such deferral and their agreement regarding their good faith compliance with Section 409A(a);
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, it is agreed as follows:
     1. Amounts payable by the Company to the Executive pursuant to Section 4.6(a)(iii) and (iv) of the Agreement during the period beginning May 1, 2006 and ending on October 31, 2006 (“Deferral Period”) shall be deferred and shall be paid to the Executive in a lump sum payment on November 1, 2006. For purposes of clarification, the Executive is entitled to a pro rata bonus as set forth in Section 4.6(a)(iii) of the Agreement for the fiscal year ending June 30, 2006. In the event that such 2006 bonus would normally be paid to the Executive before November 1, 2006, such bonus payment shall be deferred and paid to the Executive on November 1, 2006. Notwithstanding the foregoing, in the event that additional guidance is issued pursuant to Section 409A that provides that all or a portion of the amounts payable to the Executive pursuant to Section 4.6(a)(iii) and/or (iv) of the Agreement can be paid prior to November 1, 2006 without causing such payments or any other payments to be come subject to Section 409A(1), such amounts shall be paid to the Executive as soon as practicable following the issuance of such additional guidance (but not sooner than as originally required by Section 4.6(a)(iii) and (iv), and subject to the timing requirements set forth in such additional guidance).
     2. Amounts payable by the Company to the Executive pursuant to Section 4.6(a)(iii) and (iv) of the Agreement on or after November 1, 2006 shall be paid as set forth in the Agreement (i.e., the base compensation payments due on or after November 1, 2006 shall be paid as set forth in the Agreement and the pro-rata performance bonus for the fiscal year ending June 30, 2006, to the extent not payable pursuant to Section 1 above, shall be paid when such fiscal year performance bonuses are paid to the other Company senior executives).
     3. Pursuant to Section 4.6(a)(v) of the Agreement, the Executive and his spouse and dependents are eligible to continue to participate in the benefit plans set forth in Section 3.3 of the Agreement. For the purposes of avoidance of doubt as to the interpretation of 4.6(a)(v), the benefits to which the Executive is entitled are the following and only the following listed benefits. Executive (including as applicable his spouse and dependents) shall continue to receive coverage under the Company’s health and dental insurance plans, and the Company’s accidental death and dismemberment and travel accident plans and programs, with same coverages as are provided to other executive officers. Executive also shall continue to be covered by the Company’s long term disability plans, and because salary replacement coverage under such plans will not be available at the same level as is available to currently employed executive officers, Executive shall receive a $10,000 compensatory lump sum payment payable on November 1, 2006, or if earlier the first date on which payments are made pursuant to section 1 hereof. Executive shall remit to the Company amounts equal to the contribution toward premium payments under the foregoing benefit programs for which executives of the Company are generally responsible, such remittances being due at the same time as similar amounts are paid by or withheld from

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compensation of other Company executives and being due without regard to the pre- or post-tax effect of any such contribution payment. Following the Deferral Period, the Company may deduct the applicable contribution payments from the base compensation payments that are payable to the Executive pursuant to Section 4.6(a)(iv) of the Agreement. In the event that during the Deferral Period, the Executive and his spouse and dependents are no longer eligible to participate in the foregoing listed benefit plans and the Company determines that it will provide the “economic equivalent” as a cash payment or other payment or benefit that is not exempt from the requirements of Section 409A(a)(2)(B)(i), the Company shall not make such payments to the Executive during the Deferral Period and shall remit such payments to the Executive on November 1, 2006.
     4. No amounts are payable to the Executive pursuant to Section 4.6(a)(ii) of the Agreement with respect to the Company’s fiscal year that ended in 2005.
     5. The parties acknowledge and agree that this Amendment has been made in accordance with Section 6.6 of the Agreement.
     6. In the event the Executive’s employment is not terminated effective as of April 30, 2006, this Amendment shall be void, ab initio.
     7. Except as expressly modified herein, the parties acknowledge and agree that the terms and conditions of the Agreement remain in full force and effect. This Agreement may be signed by electronic facsimile or by fax and any such signature shall be binding upon the parties in the same manner as an original.
     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

HARRIS INTERACTIVE INC.

By:	/s/ Gregory T. Novak

Name:	Gregory T. Novak

Title:	President and CEO

/s/ Frank J. Connolly, Jr.

FRANK J. CONNOLLY, JR.

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